Exhibit 99.2

AMENDED AND RESTATED EQUITY COMMITMENT LETTER

March 1, 2022

Garnet Faith Limited

Address:

c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue, George Town
Grand Cayman KY1-9005, Cayman Islands

Ladies and Gentlemen:

This Amended and Restated Equity Commitment Letter (this “letter agreement”) , which amends and restates in its entirety that certain Equity Commitment Letter (the “Initial Equity Commitment Letter”), dated as of June 21, 2021, from RY Holdings Inc. and RY Elevate Inc. (each a “Sponsor”, collectively, the “Sponsors”), is being delivered by and sets forth the commitment of the Sponsors, on the terms and subject to the conditions contained herein, to purchase, directly or indirectly, certain equity interests of Garnet Faith Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Merger Sub”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of June 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, including as amended by that certain Amendment No.1 to Agreement and Plan of Merger, dated as of the date of this letter agreement, the “Merger Agreement”), between 51job, Inc. (the “Company”) and Merger Sub, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Concurrently with the delivery of this letter agreement, 51 Elevate Limited, DCP Capital Partners II, L.P. and Ocean Link Partners II, L.P. (each, an “Other Sponsor”) are entering into letter agreements substantially identical to this letter agreement (each, an “Other Sponsor Equity Commitment Letter”) committing to invest, directly or indirectly, in Merger Sub. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. For the purpose of this letter agreement, the term “person” shall have the meaning given to it in Section 9.03 of the Merger Agreement.

1.            Equity Commitment.

(a)          This letter agreement confirms the commitment of the Sponsors, on a joint and several basis, at or prior to the Effective Time, on the terms and subject to the conditions set forth herein, to purchase, or to cause the purchase of equity interests of Merger Sub and to pay, or cause to be paid to Merger Sub in immediately available funds an aggregate cash purchase price equal to US$125,825,798 (the “Equity Commitment”), which Merger Sub shall use for the purpose of funding, to the extent necessary to fund, such portion of the Merger Consideration and such other amounts required to be paid by Merger Sub pursuant to and in accordance with the Merger Agreement, together with related fees and expenses; provided that the Sponsors (together with their permitted assigns) shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to Merger Sub and the aggregate amount of liability of the Sponsors hereunder shall not exceed the amount of the Equity Commitment (the “Cap”).

(b)          The Sponsors may effect the funding of the Equity Commitment directly or indirectly through one or more direct or indirect Subsidiaries of the Sponsors or any investment fund or vehicles sponsored, advised or managed by the investment manager of the Sponsors or any Affiliate thereof or any other investment fund or person that is a limited partner of the Sponsors or of an Affiliate of the Sponsors or other Affiliates of the Sponsors. The Sponsors will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Merger Sub or any other person pursuant to the terms of this letter agreement.

2.            Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full or waiver, if permissible (and in accordance with the Interim Investors Agreement), at or prior to the Closing, of each of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) either the substantially contemporaneous consummation of the Closing or the obtaining by the Company in accordance with Section 9.08 of the Merger Agreement of a final and non-appealable order requiring Merger Sub to cause the Equity Financing to be funded and to effect the Closing, (c) the Debt Financing and/or the Alternative Financing (if applicable) having been funded or will be funded at the Closing in accordance with the terms thereof if the Equity Financing is funded at the Closing, and (d) the substantially contemporaneous funding to Merger Sub of the contributions contemplated by the Other Sponsor Equity Commitment Letters, which Merger Sub agrees shall not be modified, amended or altered in any manner adverse to the Sponsors without their prior written consent, provided that the satisfaction or failure of the condition set forth in clause (d) shall not limit or impair the ability of Merger Sub or the Company to seek enforcement of the obligations of the Sponsors under and in accordance with this letter agreement, if (x) the Company is also seeking enforcement of the Other Sponsor Equity Commitment Letters or (y) each Other Sponsor has satisfied or will satisfy its obligations under its Other Sponsor Equity Commitment Letter.

3.            Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, (i) the Sponsors are executing and delivering to the Company an amended and restated limited guarantee related to certain payment obligations of Merger Sub under the Merger Agreement (the “Limited Guarantee”) and (ii) each of the Other Sponsors (except 51 Elevate Limited) and Recruit Holdings Co., Ltd. is executing and delivering to the Company an amended and restated limited guarantee substantially identical to the Limited Guarantee (each, an “Other Limited Guarantee” and collectively, together with the Limited Guarantee, the “Limited Guarantees”) relating to certain payment obligations of Merger Sub under the Merger Agreement. Other than as set forth herein (including without limitation, the rights of the Company pursuant to Section 4) or with respect to the Retained Claims (as defined in the Limited Guarantee), (a) the Company’s remedies against the Sponsors under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and the Guaranteed Party Related Persons (as defined in the Limited Guarantee) against the Sponsors or any of the Non-Recourse Parties (as defined in the Limited Guarantee) for any liability, loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising out of or relating to this letter agreement or the Merger Agreement, or of the failure of any of the transactions contemplated by any such agreement to be consummated or otherwise in connection with any of the transactions contemplated hereby and thereby or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection with any such agreement, whether at law, in equity, in contract, in tort or otherwise (whether or not Merger Sub’s breach is caused by any Sponsor’s breach of its obligations under this letter agreement); and (b) the Company and the Guaranteed Party Related Persons (as defined in the Limited Guarantee) shall not have, and they are not intended to have, any right of recovery against the Sponsors or any of the Non-Recourse Parties in respect of any liabilities or obligations arising out of or relating to, this letter agreement or the Merger Agreement, including in the event Merger Sub breaches its obligations under the Merger Agreement and whether or not Merger Sub’s breach is caused by any Sponsor’s breach of its obligations under this letter agreement, except for claims of the Company against the Sponsors pursuant to and in accordance with the Limited Guarantee.

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4.            Enforceability; Third-Party Beneficiary.

(a)          This letter agreement may only be enforced by Merger Sub (in its sole discretion); provided that, subject to Sections 4(b), 6 and 7, the Company shall be entitled to enforce, and is hereby expressly made a third-party beneficiary of this letter agreement with the right to enforce, the rights granted to Merger Sub to cause the Sponsors, on a joint and several basis, to fund the Equity Commitment in accordance with Section 1 if, and only if the conditions set forth in Section 2 are satisfied and the Company is entitled to seek specific performance pursuant to Section 9.08 of the Merger Agreement. None of Merger Sub’s or the Company’s creditors or any provider or source of the Financing shall have the right to enforce this letter agreement or to cause Merger Sub or the Company to enforce this letter agreement against the Sponsors.

(b)          Subject to the terms and conditions set forth herein, the Company shall be entitled to specifically enforce Merger Sub’s right to cause the Equity Commitment to be funded to Merger Sub solely to the extent permitted under Section 4(a) and the Company shall be a third party beneficiary for such purpose but not for any other purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement). The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to any breach by the Sponsors of this letter agreement and that the Company may not seek or accept any other form of relief that may be available for any such breach of this letter agreement (including monetary damages); provided, that, notwithstanding anything to the contrary, if the Company seeks specific performance for such breach of this letter agreement as permitted under Section 4(a), and a court of competent jurisdiction in a final, non-appealable determination as to the availability of specific performance does not specifically enforce any obligation of any Sponsor hereunder pursuant to any proceeding for specific performance brought against such Sponsor, then the Company shall have the right to seek the payments contemplated by, and subject to the terms and conditions of, Section 1 of the Limited Guarantee (subject to the limitations and conditions therein). In addition, the Company shall, and shall cause each of its Affiliates to, cause any proceeding still pending to be dismissed with prejudice upon the earlier of (i) the consummation of the Closing by Merger Sub or (ii) the payment of the Merger Sub Termination Fee pursuant to the Merger Agreement.

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(c)           Notwithstanding anything to the contrary set forth herein, in no event shall the maximum amount of the liabilities of the Sponsors in the aggregate under this letter agreement exceed the Cap.

(d)          Notwithstanding the foregoing, if the Company or any of its Affiliates asserts in any proceeding that the Cap on the Sponsors’ liabilities hereunder or the Cap (as defined in each Other Sponsor Equity Commitment Letter) on any Other Sponsor’s liabilities is illegal, invalid or unenforceable in whole or in part, then (i) the obligations of the Sponsors under this letter agreement shall terminate ab initio and be null and void, (ii) if any Sponsor has previously made any payments under this letter agreement, it shall be entitled to recover such payments, and (iii) the Sponsors shall not have any liabilities or obligations to any person under this letter agreement.

(e)           Each party hereto acknowledges and agrees that (i) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto, and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of the Sponsors under this letter agreement are solely contractual in nature.

(f)           The parties hereto agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Merger Sub to enforce, the obligations set forth therein; provided that (i) the Company is a third-party beneficiary of this letter agreement to the extent and only to the extent of its rights specifically provided in Section 4(a) in accordance with, and subject to the terms of the Merger Agreement and this letter agreement; and (ii) the Non-Recourse Parties may rely upon and enforce the provisions of Section 3 and Section 12. Except as expressly provided in the foregoing sentence, nothing in this letter agreement, express or implied, is intended to confer upon any person other than Merger Sub or the Sponsors, any rights or remedies under or by reason of this letter agreement. In no event shall this letter agreement or the Equity Commitment to be funded hereunder be enforced by any person unless such person is also seeking enforcement of the Other Sponsor Equity Commitment Letters to the extent that any Other Sponsor has not performed in full its obligations under its Other Sponsor Equity Commitment Letter.

5.            No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of (i) Merger Sub and the Sponsors and (ii) if such amendment or modification (for the avoidance of doubt, including any amendment or modification of Section 11) would impact the Company’s rights as a third-party beneficiary of this letter agreement pursuant to Section 4(a), the Company. Together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder), the Interim Investors Agreement, each Other Sponsor Equity Commitment Letter, the Limited Guarantee, each Other Guarantee (as defined in the Limited Guarantee), the Support Agreements and the Confidentiality Agreement by and between Mr. Rick Yan and the Company dated as of May 4, 2021, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, any Sponsor or any of its Affiliates, on the one hand, and Merger Sub or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

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6.            Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

7.            Dispute Resolution.

(a)           Any disputes, actions and proceedings against any party or arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7(a) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)          Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

8.            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

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9.            Counterparts. This letter agreement may be executed and delivered (including by e-mail of PDF or scanned versions or by facsimile) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.          Confidentiality. This letter agreement shall be treated as confidential and is being provided to Merger Sub solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document by either party hereto, except with the prior written consent of the other party; provided, however, that each party hereto may disclose the existence and content of this letter agreement to the Company, to their respective officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing (collectively, “Representatives”), to the Other Sponsors and their respective Representatives and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby as permitted by or provided in the Merger Agreement and the Sponsors may disclose the existence and content of this letter agreement to any Non-Recourse Party which needs to know of the existence of this letter agreement and is subject to the confidentiality obligations substantially identical to the terms contained in this Section 10.

11.          Termination. This letter agreement and the obligation of the Sponsors to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing, at which time such obligation will be discharged but subject to the performance of such obligation, (c) the Company or any of its controlled Affiliates directly or indirectly taking affirmative steps to pursue remedies (including asserting a claim or initiate a proceeding) against the Sponsors under the Limited Guarantee or any Other Sponsor under any Other Guarantee, or (d) the Company or any of its controlled Affiliates directly or indirectly (i) asserting a claim or initiate a proceeding against the Merger Sub, the Sponsors or any Non-Recourse Party (as defined in the Limited Guarantee) in connection with or relating to this letter agreement, the Merger Agreement or any of the transactions contemplated under the Merger Agreement (other than a claim seeking an order of specific performance of the Sponsors’ obligation to make the Equity Commitment in the circumstances provided for in Section 4(a) or seeking specific performance pursuant to the Merger Agreement or the Other Sponsor Equity Commitment Letters), or (ii) asserting that the Cap on the Sponsors’ aggregate liabilities hereunder or the Cap (as defined in each Other Sponsor Equity Commitment Letter) on any Other Sponsor’s liabilities is illegal, invalid or unenforceable in whole or in part. Upon termination of this letter agreement, all rights and obligations of the Sponsors hereunder with respect to the Equity Commitment shall terminate, and the Sponsors shall not have any further liabilities hereunder. Notwithstanding anything to the contrary in this letter agreement, the provisions set forth in this letter agreement that are for the benefit of any Non-Recourse Party (as defined in the Limited Guarantee) shall indefinitely survive any termination of this letter agreement.

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12.          No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, Merger Sub, by its acceptance of the benefits of the Equity Commitment provided herein, covenants, agrees and acknowledges that no person (other than the Sponsors or their successors or permitted assigns hereunder) shall have any liabilities or obligations hereunder or in connection with the transactions contemplated hereby and that, notwithstanding the fact that the Sponsors or any of their respective successors or permitted assigns may be partnerships, limited liability companies, corporations or other entities, Merger Sub has no rights of recovery against, and no recourse hereunder or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any Non-Recourse Party, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any obligations or liabilities of the Sponsors or any of their successors or permitted assigns hereunder or any document or instrument delivered in connection herewith or in respect of any oral representation made or alleged to be made in connection herewith or therewith or for any proceeding (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or liabilities or their creation.

13.           Representations and Warranties. The Sponsors hereby jointly and severally represent and warrant to Merger Sub that:

(a)           they have all necessary organizational power and authority to execute and deliver this letter agreement and perform their obligations hereunder;

(b)           the execution, delivery and performance of this letter agreement by them has been duly and validly authorized and approved by all necessary limited partnership or corporate action (as applicable) by them;

(c)           this letter agreement has been duly and validly executed and delivered by the Sponsors and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of the Sponsors, enforceable against the Sponsors in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law));

(d)           they will, at the Closing, have sufficient funds, available lines of credit, unfunded capital commitments that they are entitled to call to fulfill their Equity Commitment, or other sources of immediately available funds to fulfill their payment obligation for the sum of the Equity Commitment and all of their other unfunded contractually binding equity commitments that are then outstanding;

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(e)           except for the applicable requirements of the Exchange Act, no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsors; and

(f)            the execution, delivery and performance of this letter agreement by the Sponsors do not (i) violate the organizational documents of the Sponsors, (ii) violate any applicable Law binding on the Sponsors or the assets of the Sponsors or (iii) conflict with any material agreement binding on the Sponsors.

14.           No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned (whether by operation of law, merger, consolidation or otherwise) or delegated. Merger Sub may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Merger Sub, without the prior written consent of the Sponsors. The Company may not assign its rights without the prior written consent of Merger Sub and the Sponsors. Any transfer, assignment or delegation in violation of this Section 14 shall be null and void and of no force and effect.

15.           Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. All words used in this letter agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this letter agreement shall refer to this letter agreement as a whole and not to any particular provision of this letter agreement. The definitions contained in this letter agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement or instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars.

16.           Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

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17.          Prior Agreement. By execution of this Amended and Restated Equity Commitment Letter, each Sponsor and Merger Sub agree and confirm that (i) the Initial Equity Commitment Letter is completely amended, restated, replaced and superseded by the terms of this Amended and Restated Equity Commitment Letter and (ii) the Initial Equity Commitment Letter is terminated and replaced by this Amended and Restated Equity Commitment Letter in its entirety as of the date hereof and any and all rights the parties (as applicable) may have thereunder are hereby waived in exchange for their rights hereunder.

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Sincerely,

RY Holdings Inc.

By:	/s/ Rick Yan
Name: Rick Yan
Title: Director

[signature page to amended and restated equity commitment letter]

Sincerely,

RY Elevate Inc.

By:	/s/ Rick Yan
Name: Rick Yan
Title: Director

[signature page to amended and restated equity commitment letter]

Agreed to and accepted as of the date first written above:

Garnet Faith Limited

By:	/s/ Julian Juul Wolhardt
Name: Julian Juul Wolhardt
Title: Director

[signature page to amended and restated equity commitment letter]